Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Receives

$6 Million Investment from U.S. Treasury

LOS ANGELES, CA – (BUSINESS WIRE) – December 8, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), announced today that it received a $6 million investment from the U.S. Treasury Department (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program.

Chairman and CEO, Paul C. Hudson, stated, “The CPP funds will strengthen the Bank’s capital ratios and support rational asset growth.”

The Company issued shares of senior preferred stock (the “Preferred Stock”) that pay cumulative dividends at the rate of five percent per annum for the first five years and will reset to a dividend rate of nine percent per annum thereafter. The Preferred Stock may be redeemed by the Company at any time, subject to regulatory approval. No warrants were issued to the Treasury in connection with this investment transaction.

At September 30, 2009, the Bank’s Total Risk-Based Capital ratio was 11.00%, its Tangible Capital ratio was 7.48%, and the Bank exceeded the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.